Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2018 Third Quarter

•	Third quarter as reported revenue increases 2%; revenue grows 5% on a constant currency organic basis

•	Third quarter GAAP earnings improve to $1.11 per diluted share; adjusted earnings per diluted share increase 14% to $1.12

•	Fiscal 2018 earnings outlook increased

•	Company announces $7 million one-time special bonus for U.S. employees

DERBY, U.K. - (February 7, 2018) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2018 third quarter ended December 31, 2017. Fiscal 2018 third quarter revenue as reported was $661.9 million compared with $646.8 million in the third quarter of fiscal 2017. Revenue growth as reported was limited by divestitures. Constant currency organic revenue (see Non-GAAP Financial Measures) growth was 5% for the third quarter of fiscal 2018.

“Our third quarter performance reflects the underlying strength and balanced revenue streams of our business. Our performance to date and expectations for the full year suggest that we are on track for another solid year of growth and record performance,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Like many companies, the recent tax reform in the U.S. will result in significant additional earnings for STERIS to strategically grow our business and return value to Customers, employees and shareholders. One of our first actions on that front will be a one-time special discretionary bonus of $1,000 to all U.S. employees other than senior executives.”

As reported, net income for the third quarter was $94.8 million, or $1.11 per diluted share, compared with a net loss of $5.0 million, or ($0.06) per diluted share in the third quarter of fiscal 2017. The fiscal 2018 third quarter includes a net tax benefit of $25.7 million or $0.30 per diluted share from the re-measurement of U.S. deferred tax balances and the related taxation of unremitted earnings of non-U.S. subsidiaries as a result of the new U.S. Tax Cut and Jobs Act (“TCJA”).

On an adjusted basis, excluding the net tax benefit of $25.7 million, net income (see Non-GAAP Financial Measures) for the third quarter of fiscal 2018 was $96.3 million, or $1.12 per diluted share, compared with adjusted net income for the previous year’s third quarter of $84.0 million or $0.98 per diluted share. Third quarter fiscal 2018 adjusted earnings reflect solid organic revenue growth, continued margin expansion and a lower effective tax rate. The lower effective tax rate added approximately $0.05 per diluted share, including the benefit of TCJA. The Company’s fiscal 2019 adjusted effective tax rate is expected to be in the low 20%s, including the impact of TCJA.

Third Quarter Segment Results

Healthcare Products revenue as reported was flat in the quarter at $324.9 million compared with the third quarter of fiscal 2017. Consumable revenue grew 9% and service revenue grew 6%, offset by a 9% decline in capital equipment revenue. Backlog for capital equipment increased 6% or $9 million year-over-year. Healthcare Products operating income was $64.0 million compared with $65.7 million in last year’s third quarter. The decline in profitability was primarily due to flat revenue and higher allocated corporate costs.

Healthcare Specialty Services as reported revenue in the quarter was $117.4 million compared with $129.2 million in the third quarter of fiscal 2017, reflecting the impact of the linen divestitures year-over-year. Constant currency organic revenue grew 9% in the quarter. Healthcare Specialty Services operating income was $6.5 million compared with $1.9 million in last year’s third quarter, primarily due to continued improvement within IMS in North America.

Fiscal 2018 third quarter revenue for Applied Sterilization Technologies increased 13% as reported to $128.7 million compared with $114.4 million in the same period last year. Constant currency organic revenue increased 9%, primarily due to increased volume from the segment’s core medical device Customers. Segment operating income increased to $43.2 million in the third quarter of fiscal 2018 compared with operating income of $36.6 million in the same period last year, due to the revenue growth and changes in currency rates.

Life Sciences third quarter revenue as reported grew 16% to $90.9 million compared with $78.6 million in the third quarter of fiscal 2017 with growth across the segment. Capital equipment revenue increased 33%, consumable revenue grew 12% and service revenue improved by 8%. Constant currency organic revenue grew 14% in the quarter. Operating income improved to $27.2 million compared with $23.9 million in the prior year’s third quarter.

Cash Flow

Net cash provided by operations for the first nine months of fiscal 2018 was $327.9 million, compared with $289.4 million in fiscal 2017. Free cash flow (see Non-GAAP Financial Measures) for the first nine months of fiscal 2018 was $216.4 million compared with $182.0 million in the prior year. The improvement in free cash flow is primarily due to higher earnings and lower requirements to fund operating assets and liabilities.

Fiscal 2018 Outlook

The Company continues to expect constant currency organic revenue growth to be in the range of 4-5% for fiscal 2018. Adjusted earnings per diluted share are now anticipated to be in the range of $4.10 - $4.16, which assumes operational earnings at the high end of the prior outlook and an adjusted effective tax rate of approximately 25%. Prior outlook for adjusted earnings per diluted share was $3.96 to $4.09. The one-time special bonus is expected to be excluded from adjusted earnings per diluted share.

Free cash flow for fiscal 2018 is expected to be approximately $300 million, and capital spending is anticipated to be approximately $160 million.

Dividend Announcement

STERIS’s Board of Directors has authorized a quarterly interim dividend of $0.31 per share. The dividend is payable March 28, 2018 to shareholders of record at the close of business on February 28, 2018.

Conference Call

As previously announced, STERIS management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1- 877-317-6789 in the United States or 1-412-317-6789 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern Time today, either over the Internet at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 10116196 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS

STERIS’s mission is to help our Customers create a healthier and safer world by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:

Julie Winter, Senior Director, Investor Relations

Julie_Winter@steris.com

+1 440 392 7245

Media Contact:

Stephen Norton, Senior Director, Corporate Communications

Stephen_Norton@steris.com

+1 440 392 7482

Non-GAAP Financial Measures

Adjusted net income, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition-related transaction costs, integration costs related to acquisitions, the re-measurement of deferred taxes and taxation of prior unremitted earnings impacts of the TCJA, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourage investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements

This release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s securities filings, including Item 1A of STERIS’s Annual Report on Form 10-K for the year ended March 31, 2017. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature.

Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) STERIS’s ability to meet expectations regarding the accounting and tax treatments of the Combination (the “Combination”) with STERIS Corporation and Synergy Health plc (“Synergy”), (b) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the Combination within the expected time-frames or at all and to successfully integrate the operations of the companies, (c) the integration of the operations of the companies being more difficult, time-consuming or costly than expected, (d) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction, (e) the retention of certain key employees of Synergy being difficult, (f) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (g) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including, changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (h) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (i) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (j) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (k) the potential of international unrest, economic downturn or effects of currencies, tax assessments, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (l) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (m) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services, (n) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS’s 10-K for the year ended March 31, 2017 and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (o) the impact on STERIS and its operations of the “Brexit” or the exit of other member countries from the EU, (p) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (q) the possibility that anticipated financial results or benefits of recent acquisitions, including the Combination, or of STERIS’s restructuring efforts, or of recent divestitures will not be realized or will be other than anticipated, and (r) the effects of the contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$661,900	$646,774	$1,904,023	$1,931,567
Cost of revenues	383,312	389,165	1,102,553	1,186,060

Gross profit	278,588	257,609	801,470	745,507
Operating expenses:
Selling, general, and administrative	159,143	158,760	468,310	474,326
Goodwill impairment loss	—	58,356	—	58,356
Research and development	15,195	14,591	43,173	43,636
Restructuring expense	78	18	156	220

Total operating expenses	174,416	231,725	511,639	576,538

Income from operations	104,172	25,884	289,831	168,969
Non-operating expense, net	12,236	10,441	36,294	31,658
Income tax (benefit) expense	(3,404)	19,790	35,538	52,745

Net income (loss)	$95,340	$(4,347)	$217,999	$84,566
Net income attributable to noncontrolling interest	559	649	682	744

Net income (loss) attributable to shareholders	$94,781	$(4,996)	$217,317	$83,822

Earnings per ordinary share (EPS) data:
Basic	$1.12	$(0.06)	$2.55	$0.98

Diluted	$1.11	$(0.06)	$2.53	$0.97

Cash dividends declared per share outstanding	$0.31	$0.28	$0.90	$0.81
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	85,004	85,074	85,097	85,654
Diluted number of shares outstanding	85,719	85,074	85,769	86,126

STERIS plc

Consolidated Condensed Balance Sheets

(In thousands)

	December 31,	March 31,
	2017	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$283,844	$282,918
Accounts receivable, net	472,060	483,451
Inventories, net	219,495	197,837
Other current assets	57,528	53,596

Total Current Assets	1,032,927	1,017,802
Property, plant, and equipment, net	983,841	915,908
Goodwill and intangible assets, net	3,102,361	2,956,190
Other assets	37,875	34,555

Total Assets	$5,157,004	$4,924,455

Liabilities and Equity
Current liabilities:
Accounts payable	$122,107	$133,479
Other current liabilities	244,509	248,104

Total Current Liabilities	366,616	381,583
Long-term debt	1,420,049	1,478,361
Other liabilities	252,551	254,478
Equity	3,117,788	2,810,033

Total Liabilities and Equity	$5,157,004	$4,924,455

STERIS plc

Segment Data

Financial information for each of the segments is presented in the following table. The accounting policies for reportable segments are the same as those for the consolidated Company. Operating income (loss) for each segment is calculated as the segment’s gross profit less direct expenses and indirect cost allocations, which results in the full allocation of all distribution and research and development expenses, and the partial allocation of corporate costs. These allocations are based upon variables such as segment headcount and revenues. In addition, the Healthcare Products segment is responsible for the management of all but two manufacturing facilities and uses standard cost to sell products to the other segments. Corporate includes certain unallocated corporate costs related to being a publicly traded company and legacy pension and post-retirement benefits. Adjustments include acquisition related costs, amortization of acquired intangibles, restructuring costs and other charges that management believes may or may not recur with similar materiality or impact on operating income in future periods. Management believes that by adjusting for these items they gain better insight and greater transparency of the operating performance of the segments, thus aiding them in more meaningful financial trend analysis and operational decision making.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(In thousands)	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare Products	$324,895	$324,529	$916,053	$913,882
Healthcare Specialty Services	117,389	129,178	346,934	418,814
Life Sciences	90,895	78,631	261,291	241,548
Applied Sterilization Technologies	128,721	114,436	379,745	357,323

Total Segment Revenues	$661,900	$646,774	$1,904,023	$1,931,567

Segment Operating Income:
Healthcare Products	$64,033	$65,708	$153,763	$152,531
Healthcare Specialty Services	6,524	1,903	21,841	5,746
Life Sciences	27,164	23,880	76,625	70,595
Applied Sterilization Technologies	43,195	36,647	127,787	118,595

Total Reportable Segments	140,916	128,138	380,016	347,467
Corporate	(3,506)	(2,420)	(13,573)	(9,143)

Total Segment Operating Income	$137,410	$125,718	$366,443	$338,324
Less: Adjustments
Goodwill impairment loss	—	58,356	—	58,356
Amortization of inventory and property “step up” to fair value	627	(139)	1,895	4,357
Amortization of acquired intangible assets	16,700	5,598	50,173	42,908
Acquisition and integration related charges	4,428	7,032	11,850	18,893
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	1,850
Net loss on divestiture of businesses	11,405	28,969	12,538	42,771
Restructuring charges	78	18	156	220

Total operating income	$104,172	$25,884	$289,831	$168,969

STERIS plc

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Nine Months Ended
	December 31,
	2017	2016
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$217,999	$84,566
Goodwill impairment loss	—	58,356
Non-cash items	148,345	212,920
Changes in operating assets and liabilities	(38,489)	(66,437)

Net cash provided by operating activities	327,855	289,405

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(113,511)	(112,225)
Proceeds from sale of property, plant, equipment and intangibles	2,094	4,785
Proceeds from the sale of businesses, net of cash divested	8,907	136,255
Purchases of investments	—	(6,356)
Acquisition of businesses, net of cash acquired	(46,323)	(65,322)

Net cash used in investing activities	(148,833)	(42,863)

Financing Activities:
Payments on long-term obligations	(22,500)	(15,000)
(Payments) proceeds under credit facilities, net	(58,729)	(30,879)
Acquisition related deferred or contingent consideration	(2,064)	(6,352)
Deferred financing fees and debt issuance costs	(44)	—
Repurchases of shares	(43,851)	(95,188)
Cash dividends paid to shareholders	(76,633)	(69,411)
Stock option and other equity transactions, net	8,005	3,221
Proceeds from issuance of equity to minority shareholders	—	5,022

Net cash provided by financing activities	(195,816)	(208,587)
Effect of exchange rate changes on cash and cash equivalents	17,720	(21,939)

Increase (decrease) in cash and cash equivalents	926	16,016
Cash and cash equivalents at beginning of period	282,918	248,841

Cash and cash equivalents at end of period	$283,844	$264,857

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Nine Months Ended
	December 31,
	2017	2016
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$327,855	$289,405
Purchases of property, plant, equipment, and intangibles, net	(113,511)	(112,225)
Proceeds from the sale of property, plant, equipment, and intangibles	2,094	4,785

Free Cash Flow	$216,438	$181,965

Twelve Months Ended
March 31,
2018
(Outlook)*
Calculation of free cash flow for outlook:
Cash flows from operating activities	$460,000
Purchases of property, plant, equipment, and intangibles, net	(160,000)

Free Cash Flow	$300,000

*	All amounts are estimates.

STERIS plc

Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

	Three months ended December 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
Segment Revenues:	2017	2016	2017	2016	2017	2017	2017	2017
Healthcare Products	$324,895	$324,529	$—	$(3,695)	$2,821	0.1%	1.3%	0.4%
Healthcare Specialty Services	117,389	129,178	—	(22,903)	1,936	-9.1%	10.5%	8.6%
Life Sciences	90,895	78,631	—	—	1,270	15.6%	15.6%	14.0%
Applied Sterilization Technologies	128,721	114,436	—	—	3,655	12.5%	12.5%	9.3%

Total	$661,900	$646,774	$—	$(26,598)	$9,682	2.3%	6.7%	5.2%

	Nine months ended December 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
Segment Revenues:	2017	2016	2017	2016	2017	2017	2017	2017
Healthcare Products	$916,053	$913,882	$7,432	$(18,986)	$129	0.2%	1.5%	1.5%
Healthcare Specialty Services	346,934	418,814	—	(101,905)	(1,095)	-17.2%	9.5%	9.8%
Life Sciences	261,291	241,548	—	—	674	8.2%	8.2%	7.9%
Applied Sterilization Technologies	379,745	357,323	—	(5,091)	2,935	6.3%	7.8%	7.0%

Total	$1,904,023	$1,931,567	$7,432	$(125,982)	$2,643	-1.4%	5.0%	4.9%

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended December 31, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders		Diluted EPS
	2017	2016	2017	2016	2017	2016	2017	2016
GAAP	$278,588	$257,609	$104,172	$25,884	$94,781	$(4,996)	$1.11	$(0.06)
Adjustments:
Amortization of inventory and property “step up” to fair value	647	1,443	627	(139)
Amortization and impairment of purchased intangible assets	112	17	16,700	5,598
Acquisition and integration related charges	2,422	301	4,428	7,032
Net loss on divestiture of businesses	—	—	11,405	28,969
Goodwill impairment loss	—	—	—	58,356
Restructuring charges	—	—	78	18
Net impact of adjustments after tax*					27,185	88,960
Impact from U.S. Tax Cuts and Jobs Act**					(25,680)	—
Net EPS impact							0.01	1.04

Adjusted	$281,769	$259,370	$137,410	$125,718	$96,286	$83,964	$1.12	$0.98

	Nine months ended December 31, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders		Diluted EPS
	2017	2016	2017	2016	2017	2016	2017	2016
GAAP	$801,470	$745,507	$289,831	$168,969	$217,317	$83,822	$2.53	$0.97
Adjustments:
Amortization of inventory and property “step up” to fair value	1,954	5,940	1,895	4,357
Amortization and impairment of purchased intangible assets	162	—	50,173	42,908
Acquisition and integration related charges	2,751	1,051	11,850	18,893
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	1,850
Net loss on divestiture of businesses	—	—	12,538	42,771
Goodwill impairment loss	—	—	—	58,356
Restructuring charges	—	—	156	220
Net impact of adjustments after tax*					58,145	144,991
Impact from U.S. Tax Cuts and Jobs Act**					(25,680)	—
Net EPS impact							0.38	1.69

Adjusted	$806,337	$752,498	$366,443	$338,324	$249,782	$228,813	$2.91	$2.66

*	The tax expense (benefit) includes both the current and deferred income tax impact of the adjustments.
**	Represents the re-measurement of U.S. deferred tax balances and the related taxation of unremitted earnings of non-U.S. subsidiaries.

FY 2018 Outlook	Twelve Months Ended March 31 2018
(Outlook)**
Net Income per diluted share	$3.69 - 3.75
Amortization of inventory and property “step up” to fair value	0.02
Amortization and impairment of purchased intangible assets	0.61
Acquisition and integration related charges	0.08
Impact of Tax Cuts and Jobs Act	(0.30)

Adjusted net income per diluted share	$4.10 - $4.16

**	All amounts are estimates.

STERIS plc

Unaudited Supplemental Financial Data

Third Quarter Fiscal 2018

For Periods Ending December 31, 2017 and 2016

	FY 2018	FY 2017	FY 2018	FY 2017
Total Company Revenues	Q3	Q3	YTD	YTD
Consumables	$147,516	$134,117	$436,619	$419,358
Service	$352,439	$344,514	$1,034,400	$1,065,341

Total Recurring	$499,955	$478,631	$1,471,019	$1,484,699

Capital Equipment	$161,945	$168,143	$433,004	$446,868

Total Revenues	$661,900	$646,774	$1,904,023	$1,931,567

United Kingdom Revenues	$50,902	$52,316	$158,211	$176,124
United Kingdom Revenues as a % of Total	8%	8%	8%	9%
United States Revenues	$465,228	$447,573	$1,334,895	$1,326,190
United States Revenues as a % of Total	70%	69%	70%	69%
International Revenues	$145,770	$146,885	$410,917	$429,253
International Revenues as a % of Total	22%	23%	22%	22%

Segment Data	Q3	Q3	YTD	YTD
Healthcare Products
Revenues
Consumables	$106,406	$97,365	$310,938	$303,857
Service	84,293	79,681	245,919	229,426

Total Recurring	190,699	177,046	556,857	533,283

Capital Equipment	134,196	147,483	359,196	380,599

Total Healthcare Products Revenues	$324,895	$324,529	$916,053	$913,882

Segment Operating Income	64,033	65,708	153,763	152,531

Healthcare Specialty Services
Healthcare Services Revenues	$117,389	$129,178	$346,934	$418,814

Segment Operating Income	6,524	1,903	21,841	5,746

Life Sciences
Revenues
Consumables	$37,875	$33,927	$113,833	$106,277
Service	27,683	25,666	80,365	74,074

Total Recurring	65,558	59,593	194,198	180,351

Capital Equipment	25,337	19,038	67,093	61,197

Total Life Sciences Revenues	$90,895	$78,631	$261,291	$241,548

Segment Operating Income	27,164	23,880	76,625	70,595

Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$128,721	$114,436	$379,745	$357,323

Segment Operating Income	$43,195	$36,647	$127,787	$118,595
Corporate
Operating Loss	$(3,506)	$(2,420)	$(13,573)	$(9,143)

Other Data	Q3	Q3	YTD	YTD
Healthcare Products Backlog	$158,874	$150,153	n/a	n/a
Life Sciences Backlog	67,143	47,048	n/a	n/a

Total Backlog	$226,017	$197,201	n/a	n/a

GAAP Income Tax Rate	-3.7%	128.1%	14.0%	38.4%
Adjusted Income Tax Rate	22.6%	26.6%	24.1%	25.1%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.